Exhibit 99.1

Syndax Pharmaceuticals Appoints Aleksandra Rizo, M.D., Ph.D. to the Board of Directors

WALTHAM, Mass., May 15, 2024 /PRNewswire/ -- Syndax Pharmaceuticals (Nasdaq: SNDX), a clinical-stage biopharmaceutical company developing an innovative pipeline of cancer therapies, today announced the appointment of Aleksandra Rizo, M.D., Ph.D., to its Board of Directors. Dr. Rizo has extensive clinical development experience and a track record of successfully leading the development of several hematology drugs from discovery through commercialization. She will serve as a member of the Science and Technology Committee of the Board. Dr. Rizo will replace Dr. Briggs Morrison who will step down effective May 14, 2024 after a successful 9-year tenure as a member of the Company's Board of Directors.

“On behalf of the Board, we are delighted to welcome Aleksandra to Syndax and look forward to the valuable perspectives she will bring,” said Dennis Podlesak, Chairman of Syndax’s Board of Directors. “Aleksandra is an accomplished biopharmaceutical executive and experienced hematologist who has led development and contributed to the launch of several important hematology drugs. We are confident that Aleksandra’s background and experience will enable her to make significant contributions as Syndax transitions to a fully integrated commercial stage organization with the potential to launch two novel treatments for patients and physicians in 2024.”

Mr. Podlesak added, “I also would like to thank Briggs for his many years of leadership and numerous contributions. He was instrumental in helping build Syndax into the world-class oncology company that it is today, and we wish him great success going forward.”

“Aleksandra has a deep understanding of myeloid diseases having led several programs that include clinically differentiated therapies across myeloma, lymphoma and acute myeloid leukemia,” said Michael A. Metzger, Chief Executive Officer. “Her clinical development experience and guidance will be invaluable to Syndax as we maximize the opportunity for the launch and future development of our two first- and best-in-class medicines.”

"I am excited to join Syndax’s Board at this transformative time for the company. Revumenib and axatilimab are approaching potential approval and I believe that both have the clinical profiles to become the new standard of care within their disease areas and expand into new indications," said Dr. Rizo. "As Syndax transitions into a commercial stage biopharmaceutical company and embarks on a new chapter, I am committed to working with the Board members and the Executive Team to support Syndax’s clinical and corporate development plans that will set the company up for long-term success."

Aleksandra Rizo, M.D., Ph.D., currently serves as President and Chief Executive Officer of Vividion where she joined in 2023 as President, Head of Research and Development.

Previously, Dr. Rizo served as Executive Vice President and Chief Medical Officer of Geron Corporation (Geron) where she provided leadership and direction for all clinical and translational efforts. Prior to joining Geron, Dr. Rizo was Strategy and Clinical Lead at Celgene Corporation where she led submission activities which resulted in successful NDA and MAA approvals for Fedratinib, and participated in strategic development activities for assets in the Myeloid Therapeutic Area, including business development evaluations. From 2008 to 2018, Dr. Rizo served in a number of oncology drug development functions with increasing responsibilities at Janssen Research and Development, LLC (Janssen), including Senior Director, Compound Development Team Leader for the myeloid portfolio, Senior Director, Global Clinical Leader for multiple assets, including imetelstat, Imbruvica for mantle cell lymphoma (MCL), and others. In these roles, she had oversight and leadership responsibilities for clinical development strategy, execution and regulatory submission activities. In addition, Dr. Rizo was a core member of Janssen’s Hematology Strategy Team where she participated and led multiple diligence projects.

Dr. Rizo earned an M.D. degree from the University Ss Cyril and Methodius, Skopje, Macedonia, where she also completed a residency in internal medicine/hematology. Dr. Rizo obtained her Ph.D. degrees in Stem Cell Biology from the University of Groningen in the Netherlands, and the University of Tokyo in Japan.

About Syndax

Syndax Pharmaceuticals is a clinical stage biopharmaceutical company developing an innovative pipeline of cancer therapies. Highlights of the Company's pipeline include revumenib, a highly selective menin inhibitor, and axatilimab, a monoclonal antibody that blocks the CSF-1 receptor. For more information, please visit www.syndax.com or follow the Company on X (formerly Twitter) and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "could," "estimate," "expects," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or the negative or plural of those terms, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Syndax's expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, clinical development and scope of clinical trials, the reporting of clinical data for Syndax's product candidates, and the potential use of its product candidates to treat various cancer indications and fibrotic diseases. Many factors may cause differences between current expectations and actual results, including: unexpected safety or efficacy data observed during preclinical or clinical trials; clinical trial site activation or enrollment rates that are lower than expected; changes in expected or existing competition; changes in the regulatory environment; failure of Syndax's collaborators to support or advance collaborations or product candidates; and unexpected litigation or other disputes. Other factors that may cause Syndax's actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Syndax's filings with the U.S. Securities and Exchange Commission, including the "Risk Factors" sections contained therein. Except as required by law, Syndax assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Syndax Contact

Sharon Klahre
Syndax Pharmaceuticals, Inc.
sklahre@syndax.com
Tel 781.684.9827

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